Filed Pursuant to Rule 424(b)(3)

File No. 333-115732

WORLDSPAN, L.P.

WS FINANCING CORP.

PROSPECTUS SUPPLEMENT NO. 2 DATED AUGUST 26, 2004

TO THE PROSPECTUS DATED JULY 19, 2004

                This Prospectus Supplement No. 2 supplements our prospectus dated July 19, 2004, as previously supplemented by Prospectus Supplement No. 1 dated August 11, 2004, with the attached Current Report on Form 8-K, filed August 26, 2004, reporting the resignation of one of our directors.

                The attached information modifies and supersedes, in part, the information in the prospectus.  Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the prospectus except as modified or superseded by this Prospectus Supplement.

                This Prospectus Supplement should be read in conjunction with the prospectus, which is required to be delivered with this Prospectus Supplement.

                See “Risk Factors” beginning on page 12 of the prospectus, as supplemented by this Prospectus Supplement and Prospectus Supplement No. 1.

                Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 24, 2004

Worldspan, L.P.

(Exact name of registrant as specified in its charter)

Delaware	333-109064	31-1429198
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Galleria Parkway, N.W., Atlanta, GA		30339
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (770) 563-7400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 24, 2004, Paul J. Blackney notified the Company of his resignation from the Company’s Board of Directors effective as of August 26, 2004.  Mr. Blackney will continue to provide consulting services to the Company under the terms of a consulting agreement with the Company.  In connection with Mr. Blackney’s resignation, the size of the Company’s Board of Directors was reduced from ten members to nine.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WORLDSPAN, L.P.

By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title: General Counsel, Secretary and Senior Vice President—Human Resources

Dated: August 26, 2004